Exhibit 3.1

GROUNDFLOOR FINANCE INC.

SERIES SEED PREFERRED STOCK PURCHASE AGREEMENT

This Series Seed Preferred Stock Purchase Agreement (this “Agreement”) is made as of December 5, 2014, by and among Groundfloor Finance Inc., a Georgia corporation (the “Company”) and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows.

1.           PURCHASE AND SALE OF PREFERRED STOCK.

1.1          Sale and Issuance of Series Seed Preferred Stock.

1.1.1           The Company shall adopt and file with the Secretary of State of the State of Georgia on or before the Closing (as defined below) the First Amended and Restated Articles of Incorporation in substantially the form of Exhibit B attached to this Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Restated Charter”).

1.1.2           Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Series Seed Preferred Stock, no par value per share, set forth opposite each Purchaser’s name on Exhibit A (the “Shares”), at a purchase price of $5.205 per share (the “Price”).

1.2          Closing; Delivery.

1.2.1           The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures on the date of this Agreement or at such other time and place as the Company and the Purchasers representing a majority of the Shares to be sold mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

1.2.2           At any time and from time to time during the one hundred twenty (120) day period immediately following the Closing (the “Additional Closing Period”), the Company may, at one or more additional closings (each an “Additional Closing”), without obtaining the signature, consent or permission of any of the Purchasers, offer and sell to other investors (the “New Purchasers”), at the Price per share, up to that number of Shares that is equal to the total number of Shares authorized by the Restated Charter less the number of Shares actually issued and sold by the Company at the Closing and any prior Additional Closings. New Purchasers may include persons or entities who are already Purchasers under this Agreement. The Company and the New Purchasers purchasing Shares at each Additional Closing will execute counterpart signature pages to this Agreement and that certain agreement among the Company and the Purchasers dated as of the date of the Closing in the form of Exhibit D attached hereto (the “Investors’ Rights Agreement,” and together with this Agreement, the “Transaction Agreements”), and such New Purchasers will, upon delivery to the Company of such signature pages, become parties to, and bound by, the Transaction Agreements, each to the same extent as if they had been Purchasers at the Closing.

1.2.3           At the Closing and each Additional Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at the Closing and such Additional Closing, as applicable, against payment of the purchase price therefor by check payable to the Company, by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness of the Company to Purchaser, by delivery of a duly-executed promissory note in favor of the Company or by any combination of such methods.

2.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”), if any, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Closing, except as otherwise indicated.

2.1          Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all corporate power and corporate authority required (a) to carry on its business as presently conducted and as presently proposed to be conducted and (b) to execute, deliver and perform its obligations under the Transaction Agreements. The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the failure to so qualify would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company (a “Material Adverse Effect”).

2.2          Capitalization. The authorized capital of the Company consists, immediately prior to the Closing (unless otherwise noted), of the following.

2.2.1           5,000,000 shares of the common stock of the Company, no par value per share (the “Common Stock”), (a) 1,123,750 shares of which are issued and outstanding immediately prior to the Closing and (b) 575,000 shares of which are issuable on conversion of shares of the Series Seed Preferred Stock. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable and were issued in material compliance with all applicable federal and state securities laws.

2.2.2           575,000 shares of the preferred stock of the Company, no par value per share (the “Preferred Stock”), all of which are designated as Series Seed Preferred Stock, none of which are issued and outstanding immediately prior to the Closing.

2.2.3           125,000 shares of Common Stock are subject to issuance to officers, directors, employees and consultants of the Company pursuant to the Company’s 2013 Stock Option Plan duly adopted by the Board of Directors of the Company (the “Board”) and approved by the Company stockholders (the “Stock Plan”). Of such shares of Common Stock reserved under the Stock Plan, 112,000 options to purchase shares of Common Stock are currently outstanding, and 13,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

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2.2.4           Except as listed on Section 2.2.4 of the Disclosure Schedule, there are no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any shares of Common Stock, or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock, except for (a) the conversion privileges of the Shares to be issued under this Agreement pursuant to the terms of the Restated Charter, (b) the rights provided in the Investors’ Rights Agreement, and (c) the securities and rights described in Section 2.2.3 of this Agreement.

2.3          Subsidiaries. Other than Groundfloor Properties GA LLC and Groundfloor Real Estate LLC, each of which is wholly-owned by the Company, the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4          Authorization. All corporate action has been taken, or will be taken prior to the Closing, on the part of the Board and stockholders that is necessary for the authorization, execution and delivery of the Transaction Agreements by the Company and the performance by the Company of the obligations to be performed by the Company as of the date hereof under the Transaction Agreements. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.5          Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part on the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to filings pursuant to Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws, the offer, sale and issuance of the Shares to be issued pursuant to and in conformity with the terms of this Agreement and the issuance of the Common Stock, if any, to be issued upon conversion thereof for no additional consideration and pursuant to the Restated Charter, will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Charter, will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to filings pursuant to Regulation D of the Securities Act and applicable state securities laws, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

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2.6          Litigation. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body, or to the Company’s knowledge, currently threatened in writing (a) against the Company or (b) against any consultant, officer, director or key employee of the Company arising out of his or her consulting, employment or board relationship with the Company or that could otherwise materially impact the Company.

2.7          Intellectual Property. The Company owns or possesses sufficient legal rights to all Intellectual Property (as defined below) that is necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted (the “Company Intellectual Property”) without any violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement known to the Company) of the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any rights to any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes (collectively, “Intellectual Property”) of any other party, except that with respect to third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications the foregoing representation is made to the Company’s knowledge only. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance or shared ownership interest of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person. The Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the Intellectual Property of any other person.

2.8          Employee and Consultant Matters. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers. No current or former employee or consultant has excluded works or inventions from his or her assignment of inventions pursuant to such agreement. To the Company’s knowledge, no such employees or consultants is in violation thereof. To the Company’s knowledge, none of its employees is obligated under any judgment, decree, contract, covenant or agreement that would materially interfere with such employee’s ability to promote the interest of the Company or that would interfere with such employee’s ability to promote the interests of the Company or that would conflict with the Company’s business. To the best of the Company’s knowledge, all individuals who have purchased unvested shares of the Company’s Common Stock have timely filed elections under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

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2.9          Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of the Restated Charter or Bylaws, (b) of any judgment, order, writ or decree of any court or governmental entity, (c) under any agreement, instrument, contract, lease, note, indenture, mortgage or purchase order to which it is a party that is required to be listed on the Disclosure Schedule, or, (d) to its knowledge, of any provision of federal or state statute, rule or regulation materially applicable to the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or default, or constitute, with or without the passage of time and giving of notice, either (i) a default under any such judgment, order, writ, decree, agreement, instrument, contract, lease, note, indenture, mortgage or purchase order or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10        Title to Property and Assets. The Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of the Company. With respect to the property and assets it leases, the Company is in material compliance with each such lease.

2.11        Agreements. Except for the Transaction Agreements and the Material Agreements (as defined below) identified on Section 2.11 of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party that involve (a) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, (b) the license of any Intellectual Property to or from the Company other than licenses with respect to commercially available software products under standard end-user object code license agreements or standard customer terms of service and privacy policies for Internet sites, (c) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person, or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (d) indemnification by the Company with respect to infringements of proprietary rights other than standard customer or channel agreements (each, a “Material Agreement”). The Company is not in material breach of any Material Agreement. Each Material Agreement is in full force and effect and is enforceable by the Company in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies.

2.12        Liabilities. Except for the liabilities identified on Section 2.12 of the Disclosure Schedule, the Company has no liabilities or obligations, contingent or otherwise, in excess of $10,000 individually or $25,000 in the aggregate.

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2.13        Bad Actor. The Company has conducted an investigation with reasonable care in accordance with Rule 506(d)(2)(iv) promulgated under the Securities Act, and none of the Company, its directors, executive officers, any other officers participating in the offering described by this Agreement, any beneficial owner of twenty percent (20%) or more of the Company’s outstanding voting securities, or any other Person listed in the first paragraph of Rule 506(d)(1) meet any of the disqualifying criteria described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act. A “Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or other entity or governmental entity or department, agency or political subdivision of any such entity.

3.           REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows.

3.1          Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) the effect of rules of law governing the availability of equitable remedies.

3.2          Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3          Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. Nothing in this Section 3, including the foregoing sentence, limits or modifies the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

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3.4          Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5          No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6          Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear any one or more of the following legends: (a) any legend set forth in, or required by, the other Transaction Agreements; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended; and (c) the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

3.7          Accredited and Sophisticated Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser is an investor in securities of companies in the development stage and acknowledges that Purchaser is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Purchaser also represents it has not been organized for the purpose of acquiring the Shares.

3.8          No General Solicitation. Neither the Purchaser nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the Shares, or (b) published any advertisement in connection with the offer and sale of the Shares.

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3.9          Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

3.10        Residence. If the Purchaser is an individual, then the Purchaser resides in the state identified in the address of the Purchaser set forth on Exhibit A; if the Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of the Purchaser in which its principal place of business is identified in the address or addresses of the Purchaser set forth on Exhibit A.

3.11        Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.12        Bad Actor. None of the Purchaser, its principals, its affiliates, or any Purchaser designee(s) to the Company’s Board of Directors (each an “Purchaser Party”) meet any of the disqualifying criteria described in Rule 506(d)(1)(i) through (viii) promulgated under the Securities Act (each a “Rule 506 Disqualification”).

4.           GENERAL PROVISIONS.

4.1          Purchaser Covenants. In the event that any Purchaser Party becomes subject to a 506 Disqualification after the date hereof, such Purchaser shall notify the Company in writing of such Rule 506 Disqualification (including the material facts related thereto) as promptly as practicable, and in no event later than five (5) business days after such Purchaser’s discovery of such Rule 506 Disqualification.  To the extent that the Company’s Board of Directors (excluding the directors designated by such Purchaser), with the advice of legal counsel, determines that such Rule 506 Disqualification may result in the Company’s ineligibility to rely on the exemption from registration provided by Rule 506 promulgated under the Securities Act, each Purchaser agrees to take any and all actions reasonably requested by the Company to restore such eligibility including, without limitation, and to the extent so requested, causing any Purchaser designee(s) to the Company’s Board of Directors to resign therefrom and fill such resulting vacancy pursuant to the Investors’ Rights Agreement.  At any time or from time to time after the date hereof, each Purchaser agrees to cooperate with the Company, and at the request of the Company, to execute and deliver any further instruments or documents and to take all such further action as the Company may reasonably request in order to evidence that no Purchaser Party is subject to a Rule 506 Disqualification such that the Company may be ineligible to rely on the exemption provided by Rule 506.  The covenants contained in this Section 4.1 shall continue in full force and effect until such time as no Purchaser Party is, directly or indirectly, a shareholder, beneficial owner, affiliate, director, officer, partner, principal, member, manager, managing director, employee, and/or investment manager of the Company.

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4.2          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

4.4          Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.5          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 4.6. If notice is given to the Company, it shall be sent to Groundfloor Finance Inc., 3423 Piedmont Rd. NE, Atlanta, GA 30305, Attention: CEO; and a copy (which shall not constitute notice) shall also be sent to Smith, Anderson, Blount, Dorsett, Mitchell, & Jernigan, L.L.P., Wells Fargo Capitol Center, 150 Fayetteville Street, Suite 2300, Raleigh, NC 27601 USA, Attention: Merrill M. Mason.

4.7          No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

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4.8          Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

4.9          Amendments and Waivers. Except as specified in Section 1.2.2, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and either (i) at least two unaffiliated Purchasers holding a majority of the then-outstanding Shares (or Common Stock issued on conversion thereof) or (ii) Purchasers holding at least sixty percent (60%) of the then-outstanding Shares (or Common Stock issued on conversion thereof). Any amendment or waiver effected in accordance with this Section 4.9 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

4.10        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.11        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.12     Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Charter and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

(Signatures appear on following pages)

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IN WITNESS WHEREOF, the parties have executed this Series Seed Preferred Stock Purchase Agreement as of the date first written above.

Company:

Groundfloor finance INC.

By:	/s/Brian Dally
Brian Dally
Chief Executive Officer

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IN WITNESS WHEREOF, the parties have executed this Series Seed Preferred Stock Purchase Agreement as of the date first written above.

INVESTOR:

/s/Mark Easley, Sr.
Mark Easley, Sr.

/s/Thomas Everly
Thomas Everly

HINGHAM HOLDINGS LLC

By:	/s/David Sissman
Name:	David Sissman
Title:	Managing Member

AMERICAN UNDERGROUND, LLC

By: Capitol Broadcasting Company, Inc.
Its: Manager

By:	/s/Jennifer B. Venable
Name:	Jennifer B. Venable
Title:	Vice President

Jonathan Andrew LaNasa Revocable Trust

By:	/s/Jonathan Andrew LaNasa
Name:	Jonathan Andrew LaNasa
Title:	Trustee

MDO VENTURES JS LLC

By:	/s/Michael Olander
Name:	Michael Olander
Title:	Manager

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BANDWIDTH.COM, INC.

By:	/s/W. Christopher Matton
Name:	W. Christopher Matton
Title:	Secretary & General Counsel

RICHARD TULEY REALTY, INC.

By:	/s/Richard Tuley
Name:	Richard Tuley
Title:	President

IMAF – RTP, LLC

By:	/s/Tom Finegan
Name:	Tom Finegan
Title:	Member

IMAF CAPE FEAR LLC

By:	/s/Dallas Romanowski
Name:	Dallas Romanowski
Title:	Fund Manager

IMAF SANDHILLS, LLC

By:	/s/Dallas Romanowski
Name:	Dallas Romanowski
Title:	Fund Manager

COVE ROAD PARTNERS LLC

By:	/s/Seth Moskowitz
Name:	Seth Moskowitz
Title:	Managing Member

KACHER REVOCABLE TRUST

By:	/s/Glen T. Kacher
Name:	Glen T. Kacher
Title:	Trustee

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/s/Nancy Luberoff
Nancy Luberoff

/s/Jason Widen
Jason Widen

OLIVE TREE CAPITAL, LTD.

By:	/s/Hamzeh Talhouni
Name:	Hamzeh Talhouni
Title:	Director

/s/Michelle Renee Alberda
Michelle Renee Alberda

APEX TECHNOLOGY VENTURES, LLC

By:	/s/Benjamin D. Bailey
Name:	Benjamin D. Bailey
Title:	Managing Partner

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